Exhibit 99.1

Accelrys Appoints Todd Johnson as Executive Vice President of Sales, Marketing and Services

SAN DIEGO, California, April 21, 2010 — Accelrys, Inc. (NASDAQ: ACCL) today announced the appointment of Todd Johnson as its Executive Vice President of Sales, Marketing and Services. Mr. Johnson initially joined the Company in January 2009 as its Interim Chief Executive Officer. After the Company appointed Max Carnecchia as its Chief Executive Officer in July 2009, Mr. Johnson remained a Senior Vice President of the Company and was proactively engaged in a number of marketing and sales-related endeavors.

In connection with his appointment, the Company also announced the departure of Ilene Vogt, who had been the Company’s Senior Vice President of Worldwide Sales and Services. In commenting on Mr. Johnson’s appointment Mr. Carnecchia stated, “One of Todd’s key strengths is aligning and optimizing market strategy with supporting go to market activities. As we look forward to our 2011 fiscal year, we are excited to add Todd’s leadership and experience to our sales and marketing organizations.”

Prior to joining Accelrys, Todd Johnson was the Chief Executive Officer for Kontiki, Inc., before negotiating its successful sale to VeriSign, Inc., where he was the Senior Vice President of their Broadband Content business. He has extensive management and leadership experience through tenure of senior executive positions at a number of companies, including Silicon Graphics, Inc, having earlier honed his business skills at Hewlett-Packard Company, and the University of Santa Clara, where he graduated with a B.Sc. degree in Marketing.

About Accelrys

Headquartered in San Diego, California, Accelrys develops scientific business intelligence software and solutions for the life sciences, energy, chemicals, aerospace, and consumer products industries. Our customers include many Fortune 500 companies and other commercial entities, as well as academic and government entities. We have a vast portfolio of computer-aided design modeling and simulation offerings which assist our customers in conducting scientific experiments ‘in silico’ in order to reduce the duration and cost of discovering and developing new drugs and materials. Our scientific business intelligence platform underlies most of our computer-aided design modeling and simulation offerings. Our platform can be used with our products, our competitors’ products and our customers’ proprietary predictive science products. Its flexibility, ease-of-use and advanced chemical, text and image analysis and reporting capabilities enable our customers to mine, aggregate, analyze and report scientific data from disparate sources, thereby better utilizing scientific data within their organizations. For more information about Accelrys, please visit our website at http://www.accelrys.com.

Contacts

Maria Krinsky

Kickstart for Accelrys

(415) 509-0498

mkrinsky@kickstartconsulting.com